EXHIBIT 99.1
NEWS
RELEASE
FOR IMMEDIATE RELEASE

CONTACT:	Chris L. Nines (512) 434-5587
TEMPLE-INLAND INC. REPORTS SECOND QUARTER 2005 RESULTS
     AUSTIN, TEXAS, July 27, 2005—Temple-Inland Inc. today reported second quarter 2005 net income of $69 million, or $0.60 per diluted share, compared with second quarter 2004 net income of $55 million, or $0.49 per diluted share, and first quarter 2005 net income of $45 million, or $0.39 per diluted share.
     Results for second quarter 2005 include an after-tax special charge of $1 million, or $0.01 per share, primarily associated with closures of converting facilities, and after-tax income of $1 million, or $0.01 per share, associated with previously discontinued operations. In addition, results for second quarter 2005 include the sale of the Pembroke, Canada MDF operation, resulting in an after-tax special charge of $16 million, or $0.14 per share, offset by a related one-time tax benefit of $16 million, or $0.14 per share. As reflected in the table below, special items in the quarter had no effect on net income per share.

	Second Quarter		First Quarter
	2005	2004	2005
Net income per diluted share as reported	$0.60	$0.49	$0.39

Adjustment for special items	—	0.03	0.13

Net income per diluted share, excluding special items	$0.60	$0.52	$0.52

Average shares outstanding — diluted	115.0	112.4	115.7
     Shares and per share amounts reflect the effect of the two-for-one stock split on April 1, 2005.

Corrugated Packaging
     The corrugated packaging operation reported income of $58 million in second quarter 2005, compared with $24 million in second quarter 2004 and $50 million in first quarter 2005. Despite higher transportation, energy, and wood costs, earnings improved in second quarter 2005 compared with second quarter 2004 due to lower mill and converting costs and improved pricing. Earnings increased in second quarter 2005 compared with first quarter 2005 as higher volumes and lower converting costs more than offset the effect of previously-announced mill outages and lower box prices.
     Shipments of corrugated containers, on a volume per workday basis, were flat in second quarter 2005 compared with second quarter 2004 despite the closure of four box plants since second quarter 2004. Shipments were up 1.7% compared with first quarter 2005. Industry shipments of corrugated containers, on a volume per workday basis, were down 3.6% in second quarter 2005 compared with second quarter 2004 and down 0.3% compared with first quarter 2005.
     Average prices for corrugated containers in second quarter 2005 were 7% higher than second quarter 2004, but down 1% compared with first quarter 2005.
Forest Products
     The forest products operation reported second quarter income of $58 million, compared with $65 million in second quarter 2004 and $54 million in first quarter 2005. Earnings in second quarter 2005 compared with second quarter 2004 were negatively affected by higher energy, chemical and fiber costs. Earnings improved in second quarter 2005 compared with first quarter 2005 due to improved pricing. Operating income for second quarter 2005 included $3 million from high-value land sales compared with $6 million in second quarter 2004 and $4 million in first quarter 2005. The average sales price per acre of high-value land in second quarter 2005 was approximately $6,100 per acre.
     Average lumber prices in second quarter 2005 were up 3% compared with second quarter 2004, and up 7% compared with first quarter 2005. Particleboard prices were up 1% compared with second quarter 2004, but flat compared with first quarter 2005. Medium density fiberboard (MDF) prices were down 3% compared with second quarter 2004, and down 4% compared with first quarter 2005. Gypsum prices were up 10% compared with second quarter 2004, and up 5% compared with first quarter 2005. Shipments for lumber and gypsum were up in second quarter 2005 compared with second quarter 2004 and first quarter 2005. Shipments for particleboard were up in second quarter 2005 compared with second quarter 2004, but down compared with first quarter 2005. Shipments for MDF were down in second quarter 2005 compared with second quarter 2004 and first quarter 2005 due in part to the June 2005 sale of the Pembroke MDF operation.

Financial Services
     The financial services operation reported income of $51 million in second quarter 2005 compared with $59 million in second quarter 2004 and $47 million in first quarter 2005. Earnings in second quarter 2005 compared with second quarter 2004 were lower due to a more normalized credit loss provision and a decline in average earning assets, principally mortgage-backed securities. Earnings improved in second quarter 2005 compared with first quarter 2005 due to lower net non-interest expense.
Comments
     In announcing second quarter results, Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc., said, “Operating results in second quarter 2005 reflect continued benefit from cost reduction efforts and execution of our strategy. During second quarter 2005, we repurchased 9.2 million shares of our common stock, completing the 12 million share repurchase program announced in February 2005. In addition, we reduced debt by $81 million in the quarter.
     “Corrugated packaging continues to benefit from integration, improved asset utilization, increased mill efficiency, lower unit cost, and market share growth. Our box shipments have outpaced the industry for eight consecutive quarters, despite the closure of eight box plants since third quarter 2003. We generated $17 million in additional business improvements during second quarter 2005 compared with second quarter 2004. For the year, we have generated $31 million in business improvements, keeping us on target to achieve our 2005 goal of $57 million.
     “Results in our forest products operation reflect strong housing and repair and remodeling markets. We continue to benefit from increased fiber growth and low-cost, efficient converting operations. During the quarter, we sold the Pembroke MDF operation, which was unable to meet our return on investment objective.
     “In financial services, loans and deposits grew in the quarter, reflecting better market conditions. Financial services should continue to provide strong earnings and return on investment going forward.”
     The Company will host a conference call on July 27, 2005 at 9:00 am EDT to discuss results of the first quarter. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Temple-Inland’s Internet site at www.templeinland.com. To access the conference call, listeners calling from North America should dial 1-800-901-5217 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-617-786-2964. The password is templeinland. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The password for the replay is 37374213.

     Temple-Inland Inc. is a major manufacturer of corrugated packaging and forest products, with a diversified financial services operation. The Company’s 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative® (SFI) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland’s common stock (TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland’s address on the World Wide Web is www.templeinland.com.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties and reflect management’s current views with respect to future events and are subject to risks and uncertainties. Factors and uncertainties that could cause our actual results to differ significantly from the results discussed in the forward-looking statements include, but are not limited to: general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by us; the availability and price of raw materials used by us; fluctuations in the cost of purchased energy; assumptions related to pension and post-retirement costs; competitive actions by other companies; changes in laws or regulations and actions or restrictions of regulatory agencies; the accuracy of certain judgments and estimates concerning our integration of acquired operations; our ability to execute certain strategic and business improvement initiatives; and other factors, many of which are beyond our control. Our actual results, performance, or achievement could differ materially from those expressed in, or implied by, these forward-looking statements, and accordingly, we can give no assurances that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. We expressly disclaim any obligation to publicly revise any forward-looking statements contained in this release to reflect the occurrence of events after the date of this release.

TEMPLE-INLAND INC. AND SUBSIDIARIES
(UNAUDITED)

	Second Quarter		First Six Months
	2005	2004	2005	2004
	(Dollars in millions, except per share)
Total revenues	$1,255	$1,218	$2,458	$2,372

Income from continuing operations	$68	$54	$113	$66
Discontinued operations	1	1	1	1

Net income	$69	$55	$114	$67

Diluted earnings per share:
Income from continuing operations	$0.59	$0.48	$0.98	$0.59
Discontinued operations	0.01	0.01	0.01	0.01

Net income	$0.60	$0.49	$0.99	$0.60

Average shares outstanding — diluted	115.0	112.4	115.4	111.8

Business Segments

	Second Quarter		First Six Months
	2005	2004	2005	2004
	(Dollars in millions)
Revenues
Corrugated packaging	$738	$687	$1,456	$1,360
Forest products	265	253	514	473
Financial services	252	278	488	539

Total revenues	$1,255	$1,218	$2,458	$2,372

Income
Corrugated packaging	$58	$24	$108	$32
Forest products	58	65	112	97
Financial services	51	59	98	112

Total segment operating income	167	148	318	241
Expenses not allocated to segments
General and administrative	(28)	(19)	(54)	(42)
Other operating income (expense)	(29)	(5)	(53)	(24)
Other non-operating income (expense)	1	(2)	2	(2)
Parent company interest	(27)	(34)	(55)	(66)

Income before taxes	84	88	158	107
Income taxes (expense)	(16)	(34)	(45)	(41)

Income from continuing operations	68	54	113	66
Discontinued operations	1	1	1	1

Net income	$69	$55	$114	$67

     Diluted earnings per share and average shares outstanding — diluted have been adjusted to reflect our two-for-one stock split distributed on April 1, 2005.
     In June 2005, we sold our Pembroke Canada MDF facility resulting in no gain or loss on an after-tax basis. Other operating income (expense) for second quarter 2005 and first six months 2005 includes a $26 million pre-tax loss resulting from the sale. We also recognized a related income tax benefit of $26 million, including a one-time tax benefit of $16 million. As a result of the one-time tax benefit, our effective tax rate was 20% in second quarter 2005 and 29% in first six months 2005. Without the one-time tax benefit, our effective tax rate would have been 39% in first quarter 2005 and first six months 2005.
     As previously announced, in January 2005, we changed our method of accounting for our corrugated packaging inventories from the LIFO method to the average cost method, which approximates FIFO. As required by generally accepted accounting principles, we have retrospectively applied the average cost method to our prior period income statements and segment operating results, the effect of which is summarized as follows:

	Corrugated Packaging Segment		Income from Continuing
	Operating Income		Operations		Per Diluted Share
	As	Retrospective	As	Retrospective	As	Retrospective
	Reported	Application	Reported	Application	Reported	Application
	(In millions, except per share)
2004
Second quarter	$26	$24	$55	$54	$0.49	$0.48
First six months	36	32	68	66	0.61	0.59

TEMPLE-INLAND INC. AND SUBSIDIARIES
(UNAUDITED)
     Revenues and unit sales of our manufacturing subsidiaries, excluding joint venture operations follows:

	Second Quarter		First Six Months
	2005	2004	2005	2004
	(Dollars in millions)
Revenues
Corrugated Packaging
Corrugated Packaging	$715	$661	$1,406	$1,298
Linerboard	23	26	50	62

Total	$738	$687	$1,456	$1,360

Forest Products
Pine lumber	$98	$89	$187	$168
Particleboard	50	51	104	95
Medium density fiberboard	26	31	57	56
Gypsum wallboard	33	28	64	51
Fiberboard	21	22	40	39
Other	37	32	62	64

Total	$265	$253	$514	$473

Unit sales
Corrugated Packaging
Corrugated Packaging, thousands of tons	886	874	1,743	1,715
Linerboard, thousands of tons	63	70	132	182

Total, thousands of tons	949	944	1,875	1,897

Forest Products
Pine lumber, mbf	241	234	476	470
Particleboard, msf	163	162	336	322
Medium density fiberboard, msf	56	68	123	125
Gypsum wallboard, msf	211	197	418	368
Fiberboard, msf	109	113	216	210

Supplemental Financial Information for the Parent Company and its manufacturing subsidiaries follows:

Cash Balance (at qtr. end)	$5	$67
Long-Term Debt (at qtr. end)	$1,500	$1,557
Capital Expenditures	$57	$36	$114	$64